Exhibit 10.10
GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212-902-1000
Opening Transaction

To:	Constellation Brands, Inc.
207 High Point Drive
Building 100
Victor, New York 14564

A/C:	042168229

From:	Goldman, Sachs & Co.

Re:	Collared Accelerated Stock Buyback

Ref. No:	As provided in the Supplemental Confirmation

Date:	April 16, 2010

          This master confirmation (this “Master Confirmation”), dated as of April 16, 2010 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Constellation Brands, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a “Trade Notification”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below.
          The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
          This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and GS&Co. with “Specified Indebtedness” as defined in Section 14 of the Agreement and a “Threshold Amount” of USD 50 million (or its equivalent in another currency), provided that the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), and (v) the election that no entity shall be specified as a “Specified Entity” with regard to Counterparty with respect to Section 5).

          The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between GS&Co. and Counterparty or any confirmation or other agreement between GS&Co. and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between GS&Co. and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which GS&Co. and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
          All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein or in the related Supplemental Confirmation.
          If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) such Trade Notification; (iv) the Agreement; and (v) the Equity Definitions.
1.      Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Trade Notification relating to any Transaction, shall govern such Transaction.
General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	GS&Co.

Shares:	Class A Common stock, par value $.01 per share, of Counterparty (Ticker: STZ)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Prepayment:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Hedge Period:	The period from and including the Hedge Period Start Date to and including the Hedge Completion Date.

Hedge Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedge Completion Date:	For each Transaction, as set forth in the related Trade Notification, to be the Exchange Business Day on which GS&Co. finishes establishing its initial hedge positions in respect of such Transaction, as determined by GS&Co. in its sole discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

Hedge Period Reference Price:
For each Transaction, as set forth in the related Trade Notification, to be the arithmetic mean of the VWAP Prices for the Exchange Business Days in the Hedge Period, subject to “Valuation Disruption” below.

VWAP Price:	For any Exchange Business Day that is not a Disrupted Day, the New York 10b- 18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “STZ.N <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent. For any Exchange Business Day that is a Disrupted Day in part, the VWAP Price shall be determined as provided in “Valuation Disruption” below. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b- 18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The arithmetic mean of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that GS&Co. shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date by one Exchange Business Day and/or, if the Disrupted Day occurs during the Hedge Period, postpone the Hedge Period End Date by one Exchange Business Day, or (ii) in the Settlement Valuation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Valuation Period by one Exchange Business Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b- 18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price, the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; provided that, if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day as a result of the same Market Disruption Event, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Scheduled Trading Day (and each following Scheduled Trading Day that would be a Disrupted Day as a result of the same Market Disruption Event) to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day (and each such following Scheduled Trading Day) using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day (or such following Scheduled Trading Day) based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:

Physical Settlement:	Applicable; provided that GS&Co. does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions to the extent that such representations relate to the restrictions imposed by applicable securities laws with respect to any Shares delivered by GS&Co. to Counterparty under any Transaction arising as a result of the fact that Counterparty is the Issuer of the Shares.

Number of Shares to be Delivered:
A number of Shares equal to (a) the Prepayment Amount divided by (b)(i) the Forward Price minus (ii) the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum Shares and not greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Initial Share Delivery and the Minimum Share Delivery described below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	The date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:	GS&Co. shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Minimum Share Delivery:	GS&Co. shall deliver a number of Shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Share Delivery Date:	The date one Settlement Cycle immediately following the Hedge Completion Date.

Minimum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Maximum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall, in its commercially reasonable discretion and subject to Section 17 below, adjust any relevant terms of any such Transaction as necessary to account for the economic effect of such postponement on such Transaction.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing (a) the reference to 10% with a reference to 30% and (b) the reference to “voting shares of the Issuer” with a reference to “Shares”, (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re- listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the first day of the Hedge Period to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If Annex A applies, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may, upon prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. under the GS Group Guarantee (as defined below).

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	Constellation Brands, Inc.
207 High Point Drive
Building 100
Victor, New York 14564
Attention: David Klein, Sr. Vice President and Treasurer
Telephone: 585-678-7444
Facsimile: 585-678-7108
Email: David.Klein@cbrands.com

With a copy to:

Attention: David Sorce, Sr. Vice President, Corporate Counsel
Telephone: 585-678-7457
Facsimile: 585-678-7112
Email: David.Sorce@cbrands.com

GS&Co.’s Contact Details for Purpose of Giving Notice:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attention: Serge Marquie, Equity Capital Markets
Telephone: 212-902-9779
Facsimile: 917-977-4253
Email: serge.marquie@gs.com

With a copy to:

Attention: Jason Lee, Equity Capital Markets
Equity Capital Markets
Telephone: +1-212-902-0923
Facsimile: +1-212-902-5305
Email: jason.lee@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com
2.	Calculation Agent: GS&Co. All determinations, judgments and calculations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, but under no circumstances shall the Calculation Agent be required to disclose its proprietary valuation models.
3.       Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
          (a)      Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
          (b)      Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
4.      Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to GS&Co. that:

          (a)      The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
          (b)      It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
          (c)      Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.
          (d)      Without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither GS&Co. nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
          (e)      As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (f)      Counterparty shall report each Transaction to the extent required under Regulation S-K under the Exchange Act.
          (g)      The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to GS&Co. of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Hedge Period for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Friendly Acquisition Transaction Announcements” below).
          (h)      As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
          (i)      Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          (j)      Counterparty has not and will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.
5.      Regulatory Disruption. In the event that GS&Co. concludes, in its reasonable discretion, in good faith and upon the advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Hedge Period, the Calculation Period or, if applicable, the Settlement Valuation Period, GS&Co. may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.
6.      10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that:
          (a)      Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
          (b)      Counterparty will not seek to control or influence GS&Co.’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.
          (c)      Any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
7.      Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through GS&Co; provided that nothing in this Section 7 shall restrict the ability of (i) any affiliated purchasers from purchasing shares from Counterparty upon the exercise of options granted to such affiliated purchasers, (ii) any affiliated purchasers from purchasing shares from Counterparty pursuant to any equity-based plan of Counterparty, or (iii) Counterparty’s acceptance of any shares of Counterparty in satisfaction of any tax withholding or exercise price obligation pursuant to any equity-based plan of Counterparty.
8.      Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)      Counterparty agrees that it:
          (i)      will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent it is within its reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;
          (ii)      shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify GS&Co. following any such announcement that such announcement has been made; and
          (iii)      shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.
(b)      Counterparty acknowledges that any such public announcement of a Merger Transaction or potential Merger Transaction or delivery of a notice with respect thereto may cause a Regulatory Disruption; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 above.
(c)      GS&Co. in its good faith and commercially reasonable discretion may (i) if Section 5 of the Master Confirmation applies, make good faith and commercially reasonable adjustments to the terms of any Transaction in respect of such public announcement as provided under “Potential Adjustment Event” in Section 1 of this Master Confirmation or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.
          “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
9.      Special Provisions for Friendly Acquisition Transaction Announcements.  (a) If a Friendly Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the “Actual Termination Date”), then the Number of Shares to be Delivered for such Transaction shall be determined as if the words “less than the Minimum Shares and not” and “, but not below zero,” were deleted from the definition thereof. If a Friendly Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Friendly Acquisition Transaction Announcement. If a Friendly Acquisition Transaction Announcement occurs after the Actual Termination Date with respect to a Transaction, then a second settlement of such Transaction (a “Second Settlement”) shall occur (notwithstanding such earlier settlement, termination or cancellation) with a Number of Shares to be Delivered at the Second Settlement equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered determined pursuant to the first sentence of this paragraph as if such Friendly Acquisition Transaction Announcement occurred prior to such Actual Termination Date minus (y) the Number of Shares to be Delivered determined pursuant to Section 1 of this Master Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex A). If the

Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.
          (b)      “Friendly Acquisition Transaction Announcement” means (i) an Acquisition Transaction Announcement by Counterparty, its board of directors or any Sands Owner prior to the Actual Termination Date, (ii) (A) an announcement by Counterparty, its board of directors or any Sands Owner prior to the date three months following the Scheduled Termination Date that an Acquisition Transaction that was the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors, or negotiated by Counterparty or any authorized representative of Counterparty or (B) consummation prior to the date three months following the Scheduled Termination Date of an Acquisition Transaction that was the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation, prior to the date three months following the Scheduled Termination Date, to the Counterparty’s shareholders in respect of an Acquisition Transaction that was the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date, the absence, by the end of the time period during which such recommendation is required to be made, of a recommendation that its shareholders reject such transaction. For purposes of this Master Confirmation, a “Sands Owner” means Richard Sands, Robert Sands, any entity whose shares are beneficially owned by Richard Sands or Robert Sands within the meaning of Rule 13d-3 under the Exchange Act, any successor in interest to any stake in Counterparty currently held or controlled, directly or indirectly, by Richard Sands, Robert Sands or such an entity, or any person acting, directly or indirectly, as agent or on behalf of any of the foregoing.
          (c)      “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that is reasonably likely to include, an Acquisition Transaction, or (iv) any other similar announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.
          (d)      “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “66 2/3%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer (for purposes of this definition the definition of Tender Offer shall be read with the reference therein to “10%” being replaced by “30%” and the reference to “voting shares of the Issuer” with a reference to “Shares”), (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty, and (iv) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise) other than a Tender Offer that is not captured by clause (i) of this Section 9(d).
10.      Acknowledgments. (a) The parties hereto intend for:
          (i)      each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
          (ii)     the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

          (iii)      a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
          (iv)      all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
          (b)      Counterparty acknowledges that:
                    (i)      during the term of any Transaction, GS&Co. and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
                    (ii)      GS&Co. and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;
                    (iii)      GS&Co. shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
                    (iv)      any market activities of GS&Co. and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and
                    (v)      each Transaction is a derivatives transaction with embedded options; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
11.      Credit Support Document. GS&Co. shall provide to Counterparty a copy of the General Guarantee Agreement dated January 30, 2006 (the “GS Group Guarantee”) made by The Goldman Sachs Group, Inc. (“GS Group”) in favor of each person to whom GS&Co. may owe any Obligations (as defined in the General Guarantee Agreement) and filed as Exhibit 10.45 to GS Group’s Form 10-K for the fiscal year ended November 25, 2005 and any successor guarantee by GS Group in favor of each person to whom GS&Co. may owe any Obligations (as defined in the General Guarantee Agreement), which shall constitute a Credit Support Document hereunder with respect to GS&Co. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement. As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date for each Transaction, the GS Group Guarantee has not been revoked with respect to the Transactions hereunder and is in full force and effect with respect to each Transaction hereunder, and Counterparty is entitled to the benefit of the GS Group Guarantee with respect to GS&Co.’s obligations with respect to each Transaction hereunder.
12.      Credit Support Provider. Credit Support Provider means, with respect to GS&Co., GS Group, and Credit Support Provider is not applicable with respect to Counterparty.
13.      No Set-off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under any transaction against any delivery or payment obligations owed to it by the other party arising under any agreement between the parties hereto other than the Agreement, by operation of law or otherwise.
14.      Delivery of Shares. Notwithstanding anything to the contrary herein, GS&Co. may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
15.      Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for GS&Co. to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by GS&Co., the prices at which GS&Co. purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.
16.      Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 15, such Shares or Alternative Delivery Property shall be delivered on a date selected by GS&Co as promptly as practicable.
17.      Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to GS&Co. an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero; provided that following a Friendly Acquisition Transaction Announcement, this Section 17 shall cease to apply. For the avoidance of doubt, except to the extent that Section 9 of this Master Confirmation applies, Counterparty shall not be required under any circumstances to make any additional cash payments (other than the Prepayment Amount) or deliver (or return) any Initial Shares or Minimum Shares in connection with any Transaction.
18.      Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).
19.      Claim in Bankruptcy. GS&Co. acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.
20.      General Obligations Law of New York. With respect to each Transaction, (i) this Master Confirmation, together with the related Supplemental Confirmation, as supplemented by the related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New

York (the “General Obligations Law”); (ii) such Trade Notification constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation, together with the related Supplemental Confirmation, constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the related Supplemental Confirmation, as supplemented by the Trade Notification.
21.      Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
22.     Offices.
          (a)      The Office of GS&Co. for each Transaction is: 200 West Street, New York, New York 10282-2198.
          (b)      The Office of Counterparty for each Transaction is: 207 High Point Drive, Building 100, Victor, New York 14564.
23.     Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to any Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into any Transaction hereunder by, among other things, the mutual waivers and certifications provided herein.
24.     Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Master Confirmation, any Supplemental Confirmation, any Trade Notification or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement, this Master Confirmation, any Supplemental Confirmation or any Trade Notification, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
25.     Counterparts; Facsimile Execution. This Master Confirmation and any Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation and any Supplemental Confirmation by signing and delivering one or more counterparts. Delivery of this Master Confirmation, any Supplemental Confirmation or any Trade Notification or a counterpart hereof or thereof by facsimile or other electronic transmission evidencing a signature shall be legal, valid and binding for all purposes and will have the same effect as delivery of this Master Confirmation, such Supplemental Confirmation, such Trade Notification or a counterpart hereof or thereof bearing an original signature.

          Please confirm your agreement to be bound by the terms stated in this Master Confirmation by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully, GOLDMAN, SACHS & CO.
By:	/s/ Jonathan S. Lipnick
Authorized Signatory

Agreed and Accepted By:

CONSTELLATION BRANDS, INC.

By:	/s/ David Klein
Name: David Klein
Title: Senior Vice President and Treasurer

SCHEDULE A
SUPPLEMENTAL CONFIRMATION

To:	Constellation Brands, Inc.
207 High Point Drive
Building 100
Victor, New York 14564

From:	Goldman, Sachs & Co.

Subject:	Collared Accelerated Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

                    The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Constellation Brands, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of April 16, 2010 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.          The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Forward Price Adjustment Amount:	As specified in the Trade Notification, to be [ ]% of the Hedge Period Reference Price.

Hedge Period Start Date:	[ ]

Calculation Period Start Date:	[ ]

Hedge Period End Date:	[ ]

Scheduled Termination Date:	[ ]

First Acceleration Date:	[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ]

Initial Shares:	[ ] Shares; [provided that if, in connection with the Transaction, GS&Co. is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that GS&Co. is able to so borrow or otherwise acquire][1].

Initial Share Delivery Date:	[ ]

Minimum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.

Maximum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.

Additional Relevant Days:	The [___] Exchange Business Days immediately following the Calculation Period.

Loss of Stock Borrow:	Not Applicable[2]
3.          Section 9(b) of the Master Confirmation is hereby amended by deleting each reference to the word “three” therein and replacing it with the word “two”.
4.          Counterparty represents and warrants to GS&Co. that except for any purchase consented to by GS&Co. neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

[1] Will not apply to first trade under the Master Confirmation.

[2] For the first trade under the Master Confirmation.

          Please confirm your agreement to be bound by the terms stated in this Supplemental Confirmation by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours sincerely, GOLDMAN, SACHS & CO.
By:
Authorized Signatory

Agreed and Accepted By:

CONSTELLATION BRANDS, INC.

By:

Name:
Title:

SCHEDULE B
TRADE NOTIFICATION

To:	Constellation Brands, Inc.
207 High Point Drive
Building 100
Victor, New York 14564

From:	Goldman, Sachs & Co.

Subject:	Collared Accelerated Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

                    The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Constellation Brands, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.
          This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [Insert Date of Supplemental Confirmation] (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of April 16, 2010 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.

Hedge Completion Date:	[ ]

Hedge Period Reference Price:	USD [ ]

Forward Price Adjustment Amount:	USD [ ]

Minimum Shares:	[ ]

Maximum Shares:	[ ]

Yours sincerely, GOLDMAN, SACHS & CO.
By:
Authorized Signatory

B-1

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
                    1.          The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to GS&Co. in writing on the date it notifies GS&Co. of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such Exchange Business Day), as the case may be; provided that if a Friendly Acquisition Transaction Announcement occurs after the Actual Termination Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Acquisition Transaction Announcement.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:
The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Amount that would have been calculated for such early termination or cancellation if the words “less than the Minimum Shares and not” and “, but not below zero,” had been deleted from the definition of Number of Shares to be Delivered and, for purposes of “Special Provisions for Counterparty Payments” of the Master Confirmation, the relevant Friendly Acquisition Transaction Announcement had occurred prior to such calculation, as determined by the Calculation Agent (with an amount that would have been owed by Counterparty expressed as a

1

negative number for purposes of this calculation) minus (y) the actual Payment Amount calculated for such early termination or cancellation.

Settlement Price:	The average of the VWAP Prices (or, in the case of a Second Settlement, the Relevant Prices) for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation or, in the case of a Second Settlement, subject to Section 6.6(a) of the Equity Definitions as if such dates were Valuation Dates.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by the Calculation Agent, beginning on the Scheduled Trading Day immediately following the Termination Date or, in the case of a Second Settlement, the date of the Friendly Acquisition Transaction Announcement.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
                    2.          Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to GS&Co. (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.
                    3.          Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
                    (a)         a registration statement covering public resale of the Registered Settlement Shares by GS&Co. (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;
                    (b)         the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to GS&Co. (provided, GS&Co. shall provide Counterparty any information reasonably required by Counterparty for the preparation of the plan of distribution section of any Prospectus);
                    (c)         as of or prior to the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for

2

underwritten offerings of equity securities and the results of such investigation are satisfactory to GS&Co., in its discretion; and
                    (d)         as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
                    4.          If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
                    (a)         all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
                    (b)         as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
                    (c)         as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for GS&Co., and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
                    (d)         in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), Counterparty shall, if so requested by GS&Co., prepare, in cooperation with GS&Co., a private placement memorandum in form and substance reasonably satisfactory to GS&Co.
                    5.          GS&Co., itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, GS&Co. will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business

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Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.
                    6.          If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the later of the Deficiency Determination Date or the date on which the Calculation Agent gives Counterparty notice of the Shortfall (as applicable, the “Makewhole Notice Date”) deliver to GS&Co., through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.
                    7.          Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

Where	A = the number of authorized shares of the Counterparty that are not outstanding or reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
                    “Reserved Shares” means initially, 25,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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